Exhibit 10.2

Share Purchase Agreement

Transferee:	Beijing Luji Science and Technology Co., Ltd. (hereinafter referred to as Party A)
Legal Representative:	Tian Xiangyang
Unified social credit code:	91110107660543246W

Transferor:	Rongcheng Health Group Co., Ltd. (hereinafter referred to as Party B)
Legal Representative:	Wang Jiankang
Unified social credit code:	91371082326214375N

Target Company:	Rongcheng Tianrun Taxus Chinensis Co., Ltd. (hereinafter referred to as “Party C”)
Legal Representative:	Liang Yingjun
Unified social credit code:	9137108232621421X5

The above-mentioned Party A, Party B and Party C are individually referred to as “One Party” and collectively referred to as “Parties”.

Subject to the provisions of relevant laws and regulations of the People’s Republic of China, all parties have reached the Agreement on Party A’s acquisition of part of Party C’s shares held by Party B through friendly negotiations and in line with the wishes of “equality and mutual benefit, complementary advantages, resource sharing and win-win cooperation”, and solemnly declare to abide by it.

Article 1 Investment Methods

1. Party A acquires 44% of Party C’s shares held by Party B in currency, and the transfer price of the shares is RMB 79.83 million (in words: RMB seventy-nine million eight hundred and thirty thousand only).

Payment method: Party A shall pay all the money within 1 month from the date of signing this Agreement.

2. All debts incurred by Party C before Party A becomes a shareholder of Party C (i.e. Before the completion of the industrial and commercial change registration for this share transfer) shall be paid off by Party B and have nothing to do with Party A; In case of advances paid by Party A, Party A shall be entitled to recover from Party B, and Party B shall immediately repay Party A.

3. Party B shall make a detailed written explanation to Party A on all creditor’s rights and debts of Party C before this acquisition. The written explanation, as an annex to this Contract, shall have the same legal effect as the Contract. If Party B fails to truthfully inform Party A about the debts incurred by Party C before the equity transfer, thus causing Party A to suffer losses after becoming a shareholder of Party C, Party A has the right to recover from Party B.

4. After the completion of this acquisition, Party A will not participate in the daily specific business activities of Party C and will exercise the corresponding shareholder rights according to its shares.

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Article 2 Procedures for Change of Registration

Parties agree that within 10 working days from the date when Party A pays the share transfer money to Party B’s account, Party C shall issue a share certificate and a register of shareholders recording that Party A holds 44% of Party C’s shares to Party A, and Party B and Party C shall cooperate with Party A to handle the industrial and commercial change registration formalities for this share transfer.

Article 3 Rights and Obligations of Party A

1. When Party C carries out equity financing in any form in the future after this share transfer, Party A has the right to give priority to subscription according to its shareholding ratio, and the subscription price, conditions and other terms are the same as those of other new investors.

2. If the final investment price or cost of the new investor is lower than the purchasing price or cost of Party A under this Agreement according to some agreement or arrangement, Party B shall return the price difference between them to Party A, or Party B shall transfer part of the shares of Party C to Party A free of charge until the purchasing price per share of Party A under this Agreement is the same as that of new investors.

3. After the acquisition is completed, if the rights granted by Party B and Party C to any shareholder (including the introduced new investors) are superior to those enjoyed by Party A under this Agreement, Party A under this Agreement will automatically enjoy such rights.

4. If Party B intends to transfer Party C’s shares to a third party with the consent in writing of Party A, Party A may have priority in purchasing the shares to be sold by Party B according to the same terms and conditions given by the third party; or according to the same terms and conditions given by the third party, Party B and Party A may jointly sell the shares according to the current shareholding ratio. If Party A chooses the same terms and conditions to jointly sell shares with Party B to the same transferee according to the shareholding ratio, Party B shall ensure that the transferee has the priority to purchase Party A’s shares.

5. After the completion of the acquisition, during the period when Party A holds the equity of Party C, Party A shall enjoy the right to know and supervise the operation and management of Party C, and Party A shall not participate in the daily operation and management activities of Party C.

Article 4 Rights and Obligations of Party B and Party C

1. Party B and Party C shall cooperate with Party A in handling the industrial and commercial change registration procedures related to this share transfer in accordance with this Agreement.

2. Party B shall guarantee that Party A’s acquisition of 44% of Party C’s equity held by Party B has no defects in rights such as mortgage or pledge.

3. The products produced by Party C shall have priority in using resources on Party A’s Fozgo Mall e-commerce platform and selling in terminal sales channels. The product quality shall be agreed upon separately.

4. Party B and Party C guarantee that Party C’s business operations comply with the provisions of relevant national laws, regulations and other normative documents, and there are no other adverse matters that affect or may affect Party A’s rights except the major debts disclosed to Party A.

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Article 5 Warranties and Undertakings

1. Each party warrants that all documents and materials provided by it for the signing of this Agreement are true, valid and complete.

2. Party A guarantees that the equity acquisition funds are its own funds with authentic and legal sources. Party A undertakes that it will be responsible for the authenticity of the sources of funds. In case of false sources, Party A is willing to bear corresponding legal responsibilities.

Article 6 Breach of Contract and Liability

1. After this Agreement comes into effect, all parties shall fully, properly and timely perform their obligations and agreements as per the provisions of this Agreement. If any party to this Agreement violates the terms agreed herein, it shall constitute a breach of contract.

2. After this Agreement comes into effect, all parties must conscientiously perform. In case of any breach of contract by either party, the breaching party shall pay liquidated damages to the observant party and compensate for the direct and indirect losses caused to the observant party due to its breach of contract.

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Article 7 Alteration, Dissolution and Termination of the Agreement

1. Any modification or change of this Agreement shall come into effect only after the parties to the Agreement have separately negotiated and jointly signed a written agreement on the modification or change.

2. This Agreement is dissolved under the following circumstances:

(1) Dissolved by consensus of all parties;

(2) This Agreement cannot be performed due to force majeure.

3. The party proposing dissolution of the agreement unilaterally shall notify the other parties in writing, and the notice shall take effect when it reaches the other parties.

Article 8 Withdrawal and Liquidation

After the acquisition is completed, Party A shall not request to return the acquisition funds, except in any of the following circumstances:

1. With consensus of all parties;

2. Bankruptcy or liquidation of Party C occurs due to legal acts of administrative organs, judicial organs or other state organs;

3. Other circumstances stipulated in the Agreement and other circumstances stipulated by relevant laws and regulations that it can or should withdraw, liquidate occur.

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Article 9 Dispute Resolution

1. The validity, interpretation and performance of this Agreement shall be applicable to the laws of the People’s Republic of China.

2. All disputes arising from the implementation of this Agreement by all parties shall be settled through friendly negotiation. If no negotiation can be reached, either party may submit it to the Beijing Arbitration Commission for arbitration.

Article 10 Entry into force of the Agreement and Miscellaneous

1. Matters not covered in the Agreement may be settled through negotiation by all parties and supplementary documents may be signed separately when necessary. The Supplementary Agreement is an integral part of this Agreement and has the same legal effect as this Agreement.

2. This Agreement shall be established and come into force after being signed and sealed by all parties.

3. This Agreement is written in Chinese in quadruplicate, with Party A holding two copies and Party B and Party C each holding one copy which shall have the same legal effect. In case of any inconsistency between other agreements separately signed by the parties due to industrial and commercial change registration and this Agreement, this Agreement shall prevail.

4. The place of signing this Agreement is Beijing.

Article 11 Annex

1. Copies of ID cards of legal representatives of all parties

2. Copies of business licenses of all parties

3. Articles of Association of Party C issued by the Administration for Industry and Commerce

4. Detailed List of Creditor’s Rights and Debts of Party C before this Acquisition

5. Appraisal Report of Party C

(The remainder below is intentionally left blank.)

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(There is no text on this page, but the signature page of the Investment Agreement.)

Party A: (official seal)

Legal Representative (signature): Tian Xiangyang

Date of signing: March 15, 2019

Beijing Luji Science and Technology Co., Ltd.

Special Seal for Contract (sealed)

Party B: (official seal)

Legal Representative (signature): Wang Jiankang

Date of signing: March 15, 2019

Rongcheng Health Group Co., Ltd.

Special Seal for Contract (sealed)

Party C: (official seal)

Legal Representative (signature): Liang Yingjun

Date of signing: March 15, 2019

Rongcheng Tianrun Taxus Chinensis Co., Ltd.

Special Seal for Contract (sealed)

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